Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES VANAIR®

Positions Lincoln Electric as a Leader in Mobile Power Solutions in the Maintenance and Repair Service Truck Market

CLEVELAND, Wednesday, July 31, 2024 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Vanair Manufacturing, LLC (“Vanair”), a privately held, Michigan City, Indiana-based, manufacturer of mobile power solutions serving the U.S. service truck market. Vanair offers the industry’s most comprehensive portfolio of mobile power solutions, including vehicle-mounted compressors, generators, welders, hydraulics, chargers/boosters, and electrified power equipment. Their extensive equipment portfolio complements Lincoln Electric’s maintenance and repair consumable offering and builds upon the joint development equipment initiatives that the two companies have been pursuing.

“We are pleased to welcome the Vanair team to Lincoln Electric. Vanair is renowned for their leading high-quality manufacturing, innovation, and engineering expertise in the fast-growing maintenance and repair service truck market,” commented Steven B. Hedlund, Lincoln Electric’s President and Chief Executive Officer. “By joining together, Lincoln Electric will capitalize on this channel opportunity to accelerate growth and broaden our technology platform for long-term value creation.”

Vanair’s annual revenue is approximately $100 million with a low double-digit percent EBIT margin, and their results will be reported in the Americas Welding Segment.

Forward Looking Statement

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and uncertainties include our ability to successfully integrate Vanair; our ability to achieve the expected growth from the Vanair acquisition; and the Vanair acquisition being accretive to earnings, within the expected time frame or at all. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln operates 71 manufacturing and automation system integration locations across 21 countries and maintains a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com